UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
October 24, 2005 (October 18, 2005)
Peerless Mfg. Co.
(Exact name of registrant as specified in its charter)

Texas (State or other Jurisdiction of Incorporation)	0-5214 (Commission File Number)	75-0724417 (IRS Employer Identification No.)
2819 Walnut Hill Lane
Dallas, Texas 75229
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code: (214) 357-6181

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On October 18, 2005, pursuant to authority granted by the board of directors of Peerless Mfg. Co. (the “Company”), the Company’s Chief Executive Officer, Mr. Sherrill Stone, offered Mr. Henry G. Schopfer the position of Vice President and Chief Financial Officer of the Company subject to approval by the Company’s board of directors at its next regularly scheduled meeting, and on October 18, 2005, Mr. Schopfer accepted this offer. The general terms of Mr. Schopfer’s employment with the Company are set forth in an offer letter signed by Mr. Schopfer. Mr. Schopfer will be employed at will with a base salary equal to $208,000 per year. In addition, he will be eligible for a bonus of up to $100,000, eligible for other benefits similar to those provided to other senior management personnel, and he may, under certain circumstances, be entitled to severance payments of up to 4 months salary upon termination without cause. The Company and Mr. Schopfer intend to enter into a formal employment agreement in the future.
ITEM 5.02     DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.
On October 18, 2005, pursuant to authority granted by the board of directors of the Company, the Company’s Chief Executive Officer, Mr. Sherrill Stone, offered Mr. Henry G. Schopfer the position of Vice President and Chief Financial Officer of the Company subject to approval by the Company’s board of directors at its next regularly scheduled meeting, and on October 18, 2005, Mr. Schopfer accepted this offer. Mr. Schopfer assumed his duties as the Company’s Vice President and Chief Financial Officer on October 19, 2005. The terms of Mr. Schopfer’s employment are described in Item 1.01 hereof.
Prior to joining the Company, Mr. Schopfer, age 59, served from 2001 to 2005, as Chief Financial Officer of T-Netix, Inc., a telecommunications company, from 1996 to 2000, as Chief Financial Officer of Wireless One, Inc., a communications company, from 1988 to 1996, as Corporate Controller and Chief Financial Officer of Daniel Industries, Inc., a manufacturer of fluid measurement products and systems for the energy industry. Mr. Schopfer earned a B.S. in Accounting from Louisiana State University and is a Certified Public Accountant.
Item 9.01(c)     EXHIBITS
Exhibit 99.1      Press Release of Peerless Mfg. Co. dated October 24, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Peerless Mfg. Co.

Dated: October 24, 2005

	By:	/s/ Sherrill Stone
Sherrill Stone
Chief Executive Officer

3